Exhibit 99.1

Royal Gold Reports Record Results for First Quarter Fiscal Year 2013

•                  Record  royalty revenue of $77.9 million, a 21% increase year-over-year

•                  Record Adjusted EBITDA (1) of $71.0 million, a 23% increase year-over-year

•                  Record cash flow from operations of $53.5 million, a 16% increase year-over-year

DENVER, COLORADO.  NOVEMBER 1, 2012:  ROYAL GOLD, INC. (NASDAQ:RGLD; TSX: RGL) today announced net income attributable to Royal Gold stockholders of $24.8 million, or $0.42 per basic share, on record royalty revenue of $77.9 million for the first quarter of fiscal 2013.  This compares to net income attributable to Royal Gold stockholders of $22.5 million, or $0.41 per basic share, on royalty revenue of $64.5 million for the first quarter of fiscal 2012.

Adjusted EBITDA for the first quarter of fiscal 2013 was a record $71.0 million representing 91% of revenue, an increase of 23% compared to Adjusted EBITDA of $57.6 million or 89% of revenue for the prior year period.  Cash flow from operations for the quarter was $53.5 million compared with $46.2 million for the first quarter of fiscal 2012.

The 21% increase in revenue for the quarter was largely driven by increased production at Andacollo, Peñasquito, and Voisey’s Bay, the Company’s cornerstone assets, in addition to production growth at Mulatos, Las Cruces, Holt, Wolverine, and Canadian Malartic.  These increases were partially offset during the period by production declines at Cortez and Leeville and lower average metal prices.  The average price of gold for the quarter was $1,652 per ounce compared with $1,702 per ounce for the comparable period, a decrease of 3%.

As of September 30, 2012, the Company had a working capital surplus of $352.5 million.  Current assets were $371.8 million (including $302 million in cash and equivalents), compared to current liabilities of $19.3 million, resulting in a current ratio of approximately 19 to 1.  In addition to available working capital, the Company had $350 million available under its revolving line of credit.

(1)          The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income from consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

In October 2012, Royal Gold completed an offering of 5.25 million shares of common stock.  Proceeds from the offering were $472.5 million before expenses.  The Company intends to use the proceeds from this offering for the acquisition of additional royalty or similar interests and general corporate purposes.

Tony Jensen, President and CEO, commented, “Our assets continue to deliver strong financial results and it is particularly gratifying to see several properties have success in ramping up production towards design capacities.  We anticipate further incremental production increases from Andacollo, Peñasquito, and Canadian Malartic in the coming quarters.  This is also an important time for Royal Gold to have sufficient resources to respond to new business opportunities.  Our offering in October, coupled with cash on hand and our undrawn credit facility, puts us in a strong position, with over $1.0 billion of liquidity to further expand our portfolio.”

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the quarter ended September 30, 2012 are listed below:

Producing Properties

Andacollo — Teck reported record production during the quarter primarily due to increased mill throughput as a result of the commissioning of the pre-crushing circuit.  The plant began to reach design capacity during the end of the quarter with throughput of just over 54,000 tonnes per day in September versus design capacity of 55,000 tonnes per day.

Canadian Malartic — Osisko reported record gold production during the quarter.  The mill processed ore at an average rate of 40,834 tonnes per day and, post quarter end, the mill achieved throughput rates consistently above 50,000 tonnes per day.  Osisko reported that the second pebble crusher is scheduled to be installed and commissioned in the fourth quarter and that they expect the operation to move towards the design rate of 55,000 tonnes per day at that point.

Cortez — Barrick continued to prioritize production from their higher grade Cortez Hills operations that is not covered by our royalty interest.  As a result, production decreased during the period.  Royal Gold expects production to remain at these lower levels until Barrick returns to steady state mining at the Pipeline Complex.

Dolores — Pan American reported that they continue to finalize construction of a new heap leach pad, complete a new reserve model and life of mine plan, and evaluate mill options to improve recoveries and increase production.

Holt — St Andrew Goldfields reported strong production for the quarter, largely driven by higher grades, and that production was sustained at design capacity for the entire period.

Las Cruces — Strong mill performance at Las Cruces resulted in increased production for the quarter.  Las Cruces is approaching its designed mill capacity of 6,000 tonnes per day.

Leeville — A portion of the mine production at Leeville was derived from an area outside of our royalty interest resulting in a decrease in royalty revenue over the prior period.

Mulatos — Alamos reported that they achieved record quarterly crusher throughput, averaging 15,200 tonnes per day despite the rainy season.  The significantly higher gold production during the quarter versus the comparable period was primarily due to new production from the gravity mill.

Peñasquito — Goldcorp reported that record production of gold and other metals during the quarter was driven by strong grades in the deeper portion of the current phase of mining.  However, mill throughput continued to be limited at an average rate of about 102,000 tonnes per day due to water shortages, compared to the design capacity is 130,000 tonnes per day.  Work continues on the drilling of additional water wells and optimization of tailings operations to sustain the necessary water supply.  Goldcorp stated that water availability is expected to be sufficient to achieve their annual guidance of between 370,000 and 390,000 ounces of gold for 2012.

Voisey’s Bay — Increased metal sales reflected higher shipments of copper concentrate during the quarter.  The variability in Vale’s shipping schedule will continue to result in uneven metal sales quarter-over-quarter.  Vale reported that the Long Harbour hydrometallurgical facility is 75% complete.

Wolverine — Yukon Zinc stated that production increased during the quarter with an average output of 1,300 tonnes per day, compared to the design capacity of 1,700 tonnes per day.  Work is also continuing on integrating new mining equipment, increasing mill concentrate grade and recoveries, and completing construction of the tailings dam to reach its ultimate height.

Development Properties

Mt. Milligan — Thompson Creek reported that, as of September 30, 2012, construction progress on the Mt. Milligan project was 65% complete with overall progress 79% complete.  They also reiterated that the overall project remains on schedule, with commencement of commercial production expected in the fourth quarter of calendar 2013.

Pascua-Lama — Barrick reported that they have taken actions to strengthen the Pascua-Lama project management and mitigate cost pressures as a combination of factors has increased the project capital cost and extended the construction schedule.  At the end of the July 2012 quarter, pre-stripping was underway, the ore transfer tunnel was 40% complete, the power line in Chile was 50% complete, the plant concrete placement and steel erection was underway, and the camp was being expanded to handle peak construction activity.  Initial gold production is now expected in mid-2014.

Additional Property Information

First quarter fiscal 2013 production and revenue for the Company’s principal royalty interests are shown in Table 1 and historical production data is shown in Table 2.  For more detailed information about each of our principal royalty properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metals royalties and similar interests.  The Company owns royalties on 201 properties on six continents, including royalties on 39 producing mines and 26 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karen Gross

Vice President and Corporate Secretary

(303) 575-6504

Note: Management’s conference call reviewing the first quarter results will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (800) 603-2779 (North America) or (973) 200-3960 (international), access #42043945.  The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section.  A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about the Company’s assets continuing to deliver strong financial results; properties reaching full-design capacity; further production increases at Andacollo, Peñasquito and Canadian Malartic; sufficient resources to respond to new business opportunities; use of proceeds of the recent common stock offering, and the operators’ expectation of construction, ramp up, production, throughput, mine life, water availability and other developments at various mines.  Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s royalty properties; decisions and activities of the operators of the Company’s various properties; unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter; delays in the operators securing or their inability to secure necessary governmental permits; changes in operator’s project parameters as plans continue to be refined; economic and market conditions; the ability of the various operators to bring projects into production as expected; and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

TABLE 1

First Quarter Fiscal 2013

Royalty Production and Revenue for Principal Royalty Interests

				THREE MONTHS ENDED		THREE MONTHS ENDED
				SEPTEMBER 30, 2012		SEPTEMBER 30, 2011
PROPERTY	ROYALTY	OPERATOR	METAL(S)	Royalty Revenue ($ millions)	Reported Production (1)	Royalty Revenue ($ millions)		Reported Production (1)
Andacollo (2),(3)	75% NSR	Teck	Gold	19.70	15,937 oz.	16.84		13,286 oz.
Peñasquito (3)	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	11.15	131,239 oz. 7.4M oz. 41.7M lbs. 96.6M lbs.	5.83		48,621 oz. 3.9M oz. 29.2M lbs. 67.4M lbs.
Voisey’s Bay (3)	2.7% NSR	Vale	Nickel Copper	9.20	33.9M lbs. 43.6 M lbs.	7.23		22.7M lbs. 16.0M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	4.56	12,870 oz.	3.59		9,397 oz.
Robinson (3)	3.0% NSR	KGHM	Gold Copper	3.75	9,072 oz. 36.9M lbs.	3.69		8,972 oz. 27.9M lbs.
Mulatos (4)	1.0% to 5.0% NSR	Alamos	Gold	3.50	42,310 oz.	2.40		29,476 oz.
Cortez (5)	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	2.78	25,751 oz.	5.11		42,855 oz.
Las Cruces (3)	1.5% NSR	Inmet	Copper	2.46	46.2M lbs.	1.31		23.8 M lbs.
Canadian Malartic (6)	1.0% to 1.5% NSR	Osisko	Gold	2.14	91,737 oz.	1.31		60,826 oz.
Leeville	1.8% NSR	Newmont	Gold	2.07	68,026 oz.	3.07		101,240 oz.
Wolverine (3),(7)	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	1.29	1,200 oz. 494,496 oz.	—	(8)	— (8)
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	1.14	13,244 oz. 773,369 oz.	1.42		15,945 oz. 693,531 oz.
Other Royalty Properties (9)			Various	14.12	N/A	12.67		N/A
Total Royalty Revenue				77.86		64.47

FOOTNOTES

(1)

Reported production relates to the amount of metal sales that are subject to our royalty interests for the periods ended September 30, 2012 and September 30, 2011, as reported to us by the operators of the mines.

(2)

The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 114,000 cumulative payable ounces produced as of September 30, 2012. Gold is produced as a by-product of copper.

(3)	Revenues consist of provisional payments for concentrates produced during the current period and final settlements for prior production periods.

(4)

The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 943,000 ounces of cumulative production, as of September 30, 2012. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

(5)	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale); GSR3 – 0.71%; NVR1 – 0.39%.

(6)	NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $350 – 1.0%; above $350 – 1.5%.

(7)	Gold royalty rate is based on the price of silver per ounce. NSR sliding-scale schedule (price of silver per ounce – royalty rate): Below $5.00 – 0.0%; $5.00 to $7.50 – 3.778%; >$7.50 – 9.445%.

(8)	Royalty revenue did not commence until the quarter ended December 31, 2011 at the Wolverine mine.

(9)

“Other” includes all of the Company’s non-principal producing royalties for the periods ended September 30, 2012 and 2011.  Individually, no royalty included within “Other” contributed greater than 5% of our total royalty revenue for any of the periods.

TABLE 2

Historical Production

REPORTED PRODUCTION (1) FOR THE QUARTER ENDED
PROPERTY (2)	ROYALTY	OPERATOR	METAL(S)	June 30, 2012	March 31, 2012	December 31, 2011	September 30, 2011
Andacollo	75% NSR	Teck	Gold	11,908 oz.	13,174 oz.	13,070 oz.	13,286 oz.
Peñasquito	2.0% NSR	Goldcorp	Gold Silver Lead Zinc	90,554 oz. 6.0M oz. 42.2M lbs. 90.8M lbs.	87,517 oz. 6.6M oz. 52.4M lbs. 75.9M lbs.	67,827 oz. 5.0M oz. 40.2M lbs. 78.4M lbs.	48,621 oz. 3.9M oz. 29.2M lbs. 67.4M lbs.
Voisey’s Bay	2.7% NSR	Vale	Nickel Copper	30.6M lbs. 2.9M lbs.	50.9M lbs. 9.7M lbs.	27.4M lbs. 78.6M lbs.	22.7M lbs. 16.0M lbs.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	11,469 oz.	8,839 oz.	11,461 oz.	9,397 oz.
Robinson	3.0% NSR	KGHM	Gold Copper	9,191 oz. 32.5M lbs.	5,673 oz. 23.8M lbs.	7,193 oz. 21.1M lbs.	8,972 oz. 27.9M lbs.
Mulatos	1.0% to 5.0% NSR	Alamos	Gold	46,077 oz.	50,493 oz.	43,223 oz.	29,476 oz.
Cortez	GSR1 and GSR2 GSR3 NVR1	Barrick	Gold	26,845 oz.	23,362 oz.	23,609 oz.	42,855 oz.
Las Cruces	1.5% NSR	Inmet	Copper	37.3M lbs.	29.9M lbs.	28.1M lbs.	23.8M lbs.
Canadian Malartic	1.0% to 1.5% NSR	Osisko	Gold	91,734 oz.	90,845 oz.	54,141 oz.	60,826 oz.
Leeville	1.8% NSR	Newmont	Gold	36,582 oz.	64,291 oz.	102,946 oz.	101,240 oz.
Wolverine	0.0% to 9.445% NSR	Yukon Zinc	Gold Silver	842 oz. 338,736 oz.	393 oz. 326,017 oz.	294 oz. 366,922 oz.	—
Dolores	3.25% NSR 2.0% NSR	Pan American Silver	Gold Silver	10,085 oz. 643,972 oz.	14,510 oz. 858,600 oz.	20,663 oz. 887,007 oz.	15,945 oz. 693,531 oz.

(1)	Reported production relates to the amount of metal sales that are subject to our royalty interests for the stated period, as reported to us by the operators of the mines.

(2)	See individual property footnotes on page 6.

ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	September 30,	June 30,
	2012	2012
ASSETS
Cash and equivalents	$302,037	$375,456
Royalty receivables	64,735	53,946
Income tax receivable	—	11,046
Prepaid expenses and other current assets	5,075	4,760
Total current assets	371,847	445,208

Royalty interests in mineral properties, net	1,989,692	1,890,988
Available for sale securities	20,044	15,015
Other assets	21,776	21,834
Total assets	$2,403,359	$2,373,045

LIABILITIES
Accounts payable	$3,087	$2,615
Dividends payable	8,966	8,947
Income tax payable	1,702	—
Other current liabilities	5,572	3,647
Total current liabilities	19,327	15,209

Debt	295,440	293,248
Net deferred tax liabilities	179,769	178,716
Uncertain tax positions	20,095	19,469
Other long-term liabilities	2,674	2,974
Total liabilities	517,305	509,616

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 100,000,000 shares authorized; and 58,755,634 and 58,614,221 shares outstanding, respectively	588	586
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,042,823 and 1,007,823 redeemed shares, respectively	33,616	35,156
Additional paid-in capital	1,660,001	1,656,357
Accumulated other comprehensive (loss) income	(8,716)	(13,763)
Accumulated earnings	175,925	160,123
Total Royal Gold stockholders’ equity	1,861,414	1,838,459
Non-controlling interests	24,640	24,970
Total equity	1,886,054	1,863,429
Total liabilities and equity	$2,403,359	$2,373,045

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands except share data)

	For The Three Months Ended
	September 30,	September 30,
	2012	2011
Royalty revenues	$77,862	$64,465

Costs and expenses
General and administrative	6,070	6,298
Production taxes	2,478	2,150
Depreciation, depletion and amortization	21,500	17,221
Restructuring on royalty interests in mineral properties	—	1,328
Total costs and expenses	30,048	26,997

Operating income	47,814	37,468

Interest and other income	110	2,833
Interest and other expense	(6,169)	(1,779)
Income before income taxes	41,755	38,522

Income tax expense	(16,461)	(12,381)
Net income	25,294	26,141
Net income attributable to non-controlling interests	(523)	(3,646)
Net income attributable to Royal Gold stockholders	$24,771	$22,495

Net income	$25,294	$26,141
Adjustments to comprehensive income, net of tax
Unrealized change in market value of available for sale securities	5,046	(5,304)
Comprehensive income	30,340	20,837
Comprehensive income attributable to non-controlling interests	(523)	(3,646)
Comprehensive income attributable to Royal Gold stockholders	$29,817	$17,191

Net income per share available to Royal Gold common stockholders:
Basic earnings per share	$0.42	$0.41
Basic weighted average shares outstanding	59,435,867	55,183,719
Diluted earnings per share	$0.41	$0.40
Diluted weighted average shares outstanding	59,679,807	55,491,354
Cash dividends declared per common share	$0.15	$0.11

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

 (Unaudited, in thousands)

	For The Three Months Ended
	September 30,	September 30,
	2012	2011
Cash flows from operating activities:
Net income	$25,294	$26,141
Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation, depletion and amortization	21,500	17,221
Gain on distribution to non-controlling interest	(88)	(3,018)
Non-cash stock-based compensation expense	2,095	2,198
Tax benefit of stock-based compensation exercises	(773)	(1,567)
Restructuring on royalty interests in mineral properties	—	1,328
Deferred tax expense	1,746	508
Amortization of debt discount	2,192	—
Changes in assets and liabilities:
Royalty receivables	(10,789)	(5,950)
Prepaid expenses and other assets	(249)	197
Accounts payable	53	70
Income taxes payable	10,309	9,762
Other liabilities	2,252	(716)
Net cash provided by operating activities	$53,542	$46,174

Cash flows from investing activities:
Acquisition of royalty interests in mineral properties	(120,035)	—
Proceeds on sale of Inventory - restricted	118	4,455
Other	(17)	(111)
Net cash (used in) provided by investing activities	$(119,934)	$4,344

Cash flows from financing activities:
Repayment of debt	—	(33,900)
Common stock dividends	(8,949)	(6,095)
Distribution to non-controlling interests	(562)	(5,380)
Proceeds from the issuance of common stock	1,711	2,536
Tax benefit of stock-based compensation exercises	773	1,567
Net cash used in financing activities	$(7,027)	$(41,272)
Net increase (decrease) in cash and equivalents	(73,419)	9,246
Cash and equivalents at beginning of period	375,456	114,155
Cash and equivalents at end of period	$302,037	$123,401

SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses.  Other companies may define and calculate this measure differently.  Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty portfolio.  Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, shareholder dividends and to service the Company’s debt obligations.  This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP.  Below is a reconciliation of net income to Adjusted EBITDA:

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended
	September 30,
	(Unaudited, in thousands)
	2012	2011

Net income	$25,294	$26,141
Depreciation, depletion and amortization	21,500	17,221
Non-cash employee stock compensation	2,095	2,198
Restructuring on royalty interests in mineral properties	—	1,328
Interest and other income	(110)	(2,833)
Interest and other expense	6,169	1,779
Income tax expense	16,461	12,381
Non-controlling interests in operating income of consolidated subsidiaries	(435)	(628)
Adjusted EBITDA	$70,974	$57,587